UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2013

Tower Group International, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-35834	N/A
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Bermuda Commercial Bank Building

19 Par-La-Ville Road

Hamilton, HM 11, Bermuda

(Address of principal executive office)

(441) 269-6611

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Tower Group International, Ltd. (the “Company”) was unable to comply with its reporting covenant as a guarantor under that certain indenture, dated as of September 20, 2010 (the “Indenture”), by and between Tower Group, Inc., a subsidiary of the Company, and U.S. Bank National Association, as trustee (the “Trustee”), as the Company did not timely provide a copy of its Form 10-Q for the second quarter of 2013 (“Form 10-Q”) to the Trustee within the time period prescribed under the Indenture, which resulted in an Event of Default (as defined in the Indenture) on November 19, 2013.

Under the terms of the Indenture, the Company may elect, as the sole remedy for such non-compliance, to pay additional interest to the holders of the notes issued thereunder (the “Notes”) for a period of up to 90 days from November 19, 2013 at an annual rate equal to 0.25% of the principal amount of the Notes until the Company has complied with such reporting covenant (the “Additional Interest”). The Company elected to pay the Additional Interest prior to the occurrence of such Event of Default. Should the Company not file the Form 10-Q within the 90-day period beginning on November 19, 2013, then either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the full amount of the principal of and accrued and unpaid interest on the Notes to be immediately due and payable.

Upon filing of the Form 10-Q during the 90-day period beginning on November 19, 2013, the Event of Default will be cured and the Company will only be obligated to pay the Additional Interest for the period from November 19, 2013 to the filing date of the Form 10-Q.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tower Group International, Ltd.
Registrant

Date: November 25, 2013	/s/ William E. Hitselberger
WILLIAM E. HITSELBERGER
Executive Vice President and Chief Financial Officer